Exhibit 99.1
FOR IMMEDIATE RELEASE
PARLUX COMMENCES MAILING TO STOCKHOLDERS
FORT LAUDERDALE — January 29, 2007 — Parlux Fragrances, Inc. (“Parlux”) (NASDAQ:PARL) today announced that it has commenced mailing of its definitive consent revocation solicitation materials to Parlux stockholders of record as of the close of business on January 17, 2007, in connection with Glenn H. Nussdorf’s consent solicitation. Parlux strongly urges stockholders NOT to sign any consent card that you may receive from Mr. Nussdorf.
Below is the text of an open letter mailed to Parlux stockholders:
January 29, 2007

Dear Fellow Parlux Stockholder:

By now you have probably received a letter from Glenn H. Nussdorf, who we believe is attempting to seize control of Parlux without properly compensating you for your investment in the company. In his letter, he makes a transparent attempt to create the appearance that his interests are aligned with yours — he proclaims this is “a time for candor.” We believe that once you review the facts you will agree that Mr. Nussdorf has been less than candid about many details concerning himself and his slate of nominees.

Having failed in his previous attempts to acquire Parlux, he is now seeking to replace your Board with his hand-picked slate of nominees. When and if Mr. Nussdorf gets around to making another acquisition proposal for Parlux, he is asking you to believe that his hand-picked directors are better able to represent your interests than the current Board because his nominees are “independent” for NASDAQ purposes. We believe this is a cynical attempt to divert your attention away from the real issue — Mr. Nussdorf’s own relationships with his slate of director nominees. Simply put, the independence of a director as defined by NASDAQ relates to that director’s relationship or lack thereof to Parlux. NASDAQ rules say absolutely nothing about whether Mr. Nussdorf’s nominees need to be independent of him — a fact Mr. Nussdorf conveniently omits in his letters to Parlux stockholders. In fact, under Delaware law, the Board would be required to evaluate the independence of each director at the time of a transaction based on all the facts and circumstances. Mr. Nussdorf also conveniently omits that a majority of your existing Board is also “independent” for NASDAQ purposes, and more importantly, independent of Mr. Nussdorf.

LET’S BE CANDID: MR. NUSSDORF CONVENIENTLY OMITTED SOME KEY FACTS ABOUT THE INDEPENDENCE AND BACKGROUND OF HIS NOMINEES

Stockholders should carefully consider whether Mr. Nussdorf, who controls a web of companies that both compete and do business with Parlux, and his hand-picked nominees can exercise judgment that is independent of Mr. Nussdorf’s many other business interests. We note that all but one of Mr. Nussdorf’s nominees are either current or former business associates of Mr. Nussdorf, or of one or more of Mr. Nussdorf’s affiliated entities — entities that, like Parlux, are in the business of manufacturing, distributing and/or selling designer fragrances. In light of Mr. Nussdorf’s assurances of nominating individuals with “integrity,” here are some important facts that you should consider:

•	According to Mr. Nussdorf’s own disclosures, his “independent” slate of hand-picked nominees has already determined that they intend to appoint Mr. Nussdorf as Chairman of the Board and CEO of Parlux if his slate is elected. Mr. Nussdorf is also the Chairman of the Board and CEO of Quality King Distributors, Inc. (Quality King), a direct competitor of Parlux in certain segments of the fragrance market. Additionally, with other members of his family, Mr. Nussdorf controls Model Reorg, Inc., a “sister company” to Quality King in the wholesale and retail fragrance business. You should ask yourself how independent Mr. Nussdorf’s hand-picked nominees will be if they have already determined to install Mr. Nussdorf as Chairman and CEO of Parlux even though they have not even been elected yet.
•	In the interest of complete candor, you should know that according to an April 10, 2006 Forbes article, Mr. Nussdorf used an “abusive tax shelter” with his spouse, brother, sister-in-law and sister to shield taxes on $80 million of income in 1999 and 2000. The IRS is seeking $45 million in taxes and penalties from Mr. Nussdorf and his family.
•	Consider E Com Ventures, Inc. (“ECMV”), the publicly-traded holding company for Perfumania and perfumania.com, a specialty retailer of fragrances and a wholesale supplier to other retailers, whose Chairman is Mr. Nussdorf’s brother, Stephen Nussdorf, and whose Chief Executive Officer is Michael Katz, Mr. Nussdorf’s nominee to become Vice Chairman of Parlux. The Nussdorf family owns 45% of the shares of ECMV and has disclosed plans to increase its ownership above 80% by merging Model Reorg into ECMV in a transaction in which ECMV’s public shareholders will receive no additional consideration. We believe that the Nussdorfs use ECMV to absorb costs for Quality King and its affiliates. As evidence, consider this: in fiscal year 2003, the wholesale business of ECMV’s Perfumania subsidiaries enjoyed a gross profit margin of 10.3%. In fiscal year 2004, the first year under the control of the Nussdorfs, the margin was cut almost in half, to 5.6%, because, according to ECMV’s own public filings, it was not able to increase prices paid by Quality King in an amount sufficient to offset increases in the costs of goods sold to Quality King.
•	Mr. Nussdorf and his family’s investment in publicly traded ECMV is worth tens of millions of dollars alone, and this does not include the value of privately held Quality King. By contrast, the value of his investment in Parlux is only approximately $12 million, of which approximately $5.4 million is borrowed. Stockholders should ask themselves where Mr. Nussdorf’s true economic interests would lie.
•	Mr. Nussdorf’s family-controlled Quality King has been the subject of dozens of civil and criminal matters relating to, among other things, Quality King’s distribution of counterfeit goods and infringement of trademarks.
•	Mr. Nussdorf’s nominee Michael Katz is the Executive Vice President of Quality King; Chief Financial Officer of QK Healthcare, Inc., a Quality King subsidiary; and President and Chief Executive Officer of ECMV. Mr. Katz was also recently an officer of Model Reorg, but stepped down as part of the Model Reorg’s proposed merger with ECMV.
•	Mr. Nussdorf’s nominee Joshua Angel is a lawyer who has been a legal advisor to Quality King, Model Reorg and other of their affiliated companies. Mr. Angel was sued for malpractice in 1999 for, among other things, allegedly holding himself out to be a director of a company called Biomade Plastics. Mr. Angel also allegedly waived an option that would have allowed Biomade to receive stock, and instead kept the stock for his law firm, which had been retained as Biomade’s bankruptcy counsel. Furthermore, Mr. Angel previously served as a director and member of the Audit Committee of CattleSale Company from December 2000 to December 2003. Mr. Nussdorf conveniently fails to include this in Mr. Angel’s bio, perhaps because while Mr. Angel served on the Audit Committee of CattleSale, the company twice issued late filing notices with the SEC.

•	Mr. Nussdorf’s nominee Anthony D’Agostino has served as a consultant to Quality King since 2004. In addition, Mr. D’Agostino was alleged to have been one of several insiders at Standard Microsystems Corporation who sold company stock while in possession of adverse material information concerning the company’s inventory.

•	Mr. Nussdorf’s nominee Neil Katz was previously a consultant for Mr. Nussdorf, his family members and their affiliated companies.
CAN MR. NUSSDORF’S NOMINEES BEST REPRESENT YOUR INTERESTS
IN A SALE OF THE COMPANY?
Let’s be clear. Mr. Nussdorf controls a web of companies that operate in the fragrance industry and his interests may be different from the interests of ordinary shareholders. Mr. Nussdorf is asking you to trust that in the event he does make an acquisition proposal his hand-picked slate of directors will solicit and fairly evaluate proposals from third parties. We question how many third parties would invest the time, effort and financial resources to make an acquisition proposal to a Board so closely associated with Mr. Nussdorf.
Remember, Mr. Nussdorf has publicly expressed his own desire to buy the Company. Ask yourself: When and if Mr. Nussdorf ever gets around to making an acquisition proposal for Parlux, do you really want Mr. Nussdorf’s hand-picked slate of directors in charge of evaluating and negotiating that proposal on Parlux’s behalf? All directors of Parlux (including Mr. Nussdorf’s nominees if elected) have fiduciary duties to all Parlux stockholders, but who do you think is better suited to carry out those duties on your behalf?
WE BELIEVE MR. NUSSDORF’S SOLICITATION IS ANTICOMPETITIVE
Parlux competes in the fragrance business with Quality King, Model Reorg, ECMV and multiple other affiliated companies owned and controlled by Mr. Nussdorf and his family. If Mr. Nussdorf were to succeed in his attempt to seize control of your company and have his hand-picked slate of nominees installed on the Parlux Board:

–	Parlux may no longer be able to independently compete against the Nussdorf companies;
–	Parlux’s most confidential business information and trade secrets may be revealed to individuals who run or have business relationships with competing entities; and
–	Parlux would likely be forced into an anticompetitive arrangement.
We believe these results would have an extremely damaging effect on the stockholders and customers of Parlux. In fact, we believe his solicitation is so blatantly anti-competitive, to protect your investment, on Tuesday, January 23, 2007, Parlux filed a lawsuit in Federal Court alleging, among other things, violations of Section 8 of the Clayton Act, which was enacted to prevent overlapping directorships just like what Mr. Nussdorf is asking you to approve.
YOUR BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS
OF ALL PARLUX STOCKHOLDERS

Regardless of the number of shares you own, your support is important to us. We urge all Parlux stockholders NOT to sign any consent card that you may receive from Mr. Nussdorf. If you have previously signed a white consent card, then you may revoke that consent by simply signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately. Finally, if you have not signed Mr. Nussdorf’s white consent card, you can show your support for your Board by signing, dating and mailing the enclosed BLUE Consent Revocation Card. Please act today.
Thank you.
On behalf of the Board of Directors,
/s/ Ilia Lekach
Ilia Lekach
Chairman and Chief Executive Officer
Parlux Fragrances, Inc.

WE URGE YOU TO DISCARD ANY WHITE CONSENT CARDS THAT YOU MAY HAVE
RECEIVED FROM GLENN H. NUSSDORF
If you have any questions, please call MacKenzie Partners at the phone numbers listed below.
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
(212) 929-5500 (call collect)
(800) 322-2885 (toll free)
About Parlux Fragrances, Inc.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund and Fred Hayman Beverly Hills.
Additional Information
On January 19, 2007, Mr. Nussdorf filed a definitive consent solicitation statement with the SEC relating to his proposal to remove our current Board of Directors and replace them with his nominees. In response, on January 29, 2007, Parlux filed a definitive consent revocation statement on Form DEFC14A (the “Definitive Consent Revocation Statement”) with the SEC in opposition to Mr. Nussdorf’s consent solicitation. Parlux’s shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders’ interests in Mr. Nussdorf’s consent solicitation.

This information is being furnished on behalf of Parlux by its Board of Directors. Parlux will be sending definitive consent revocation solicitation materials to shareholders of record on the record date. The information contained in those materials is important to the interests of shareholders, including information required to be presented about the participants in the consent revocation solicitation. You may obtain a copy of the Definitive Consent Revocation Statement and other public filings made by Parlux with the SEC free of charge at the SEC’s website at www.sec.gov. Parlux will also provide you with a copy of these materials without charge by directing your request to Parlux Fragrances, Inc. Attention: Corporate Secretary.
Parlux and its directors are participants in a solicitation of proxies for Parlux’s consent revocation solicitation. Information regarding these participants and their interests is contained in a filing under Rule 14a-12 filed by Parlux with the Securities and Exchange Commission on January 8, 2007.
Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Contacts:
Dan Katcher / Steve Frankel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449